Exhibit 10.2(b)

SECOND AGREEMENT TO AMEND LEASE

MARCH 14, 2000

WHEREAS, Prospect Center Corporation (“Landlord”) and RaceGate.com (“Tenant”), entered into an office lease (“the Lease”) for Suite #250 and Suite #201 and #401 in the Prospect Center Building, 1020 Prospect street, La Jolla California; and

WHEREAS, Landlord and Tenant desire to increase the leased premises leased to Lessee under the Lease, to include a second expanded area within suite 250 as pictured on the diagrams attached hereto as Exhibit “C”, under the same terms as the Lease as modified herein.

NOW, THEREFORE, Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord, an expanded area of Suite 250 as pictured on Exhibit “C” on the following terms and conditions:

(1) SUITE #250: Expansion covered in this Agreement (referred to as the Centex expansion, formerly suite 200). Landlord agrees to lease to Tenant this expanded area contiguous to suite 250 as depicted on Exhibit “C” comprising a total rental area of 3,250 square feet and useable area of 2,826 square feet. Tenant agrees to pay as rent on the 1st of each month, for the expanded suite 250, the monthly base rent of $19,375.00 computed as follows: existing Suite 250 $11,250 per 12/16/99 Agreement plus the expanded area $8,125.00 ($2.50 x 3,250 square feet ). The square foot rate of $2.50 is through the month of June, 2000 whereupon the rate increases to $2.55 per square foot of rentable space for the months of July, 2000 through June, 2001 and then to $2.60 per square foot of rentable space for the months of July, 2001 through July, 2002.

(2) EFFECTIVE DATE: The effective date of this Agreement and the possession and commencement of rent, for the spaces described in paragraph (1) shall be upon substantial completion of the leasehold improvements by the Landlord, or May 1, 2000, whichever first occurs. The termination of the Lease for all space leased by Tenant, including that described above is July 31, 2002.

(3) PERIODIC ADJUSTMENTS: The addition to the periodic adjustment of rent as set forth above for the expanded suite 250, adjustments in rent shall be paid by Tenant for other spaces leased to Tenant, as follows:

For Suite 401, the base monthly rent shall be $3,037.50 ($2.25 per square foot for rentable space) from the effective date of the Lease to June 30, 2000 and the base monthly rent shall be $3,105. ($2.30 per square foot for rentable space) for the months of July 2000 through June 2001; and $3,172.50 ($2.35 per square foot for rentable space ) for the months of July 2001 through July 2002.

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For Suite 201, the base monthly rent shall be $6,900. ($2.50 per square foot for rentable space ) upon substantial completion of leasehold improvements by the Landlord, or April 1, 2000, whichever first occurs to June 14, 2001 and the base monthly rent shall be $7,038 ($2.55 per square foot for rentalbe space) for the months of June 2001 thru May 14, 2002; and $7,176 ($2.60 per square foot for rentalbe space) for the period of June 15, to July 31, 2002.

(4) TENANT IMPROVEMENTS: The Landlord at the Landlord’s expense, will construct the tenant improvements to the expanded areas of Suite 250 consistent with the current tenant improvements paid by Landlord for the portion of Suite 250 currently occupied by Tenant. In the event Tenant requires or requests any expedited work, requiring overtime or extraordinary expense, Tenant shall pay that additional cost.

(5) PREPAID RENT: Upon the execution of this Agreement, Tenant shall deposit with Landlord the sum of $58,337.50 in prepaid rent deposit to be held by Landlord as provided in the Lease.

(6) TENANT’S PERCENTAGE SHARE OF OPERATING EXPENSES for the combined space is 35.2% based on the following: Suite 250, 18.47%; Suite 401, 3.19%; suite 201, 6.53%, suite 304, 5.95%.

(7) RATIFICATION: The parties hereby agree that all other terms of the Lease, not specifically modified or amended herein, shall remain in full force and effect; and that said terms shall apply to the tenant’s obligations in leasing the additional space referred to herein. This Agreement shall be null and void in the event Tenant is in default in the Lease at any time prior to the effective date of this Agreement.

Prospect Center Corporation Landlord		RaceGate.com /ACTIVE.com Tenant

By:	/s/ Illegible	By:	/s/ Scott Kyle

Date:		Date:

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Exhibit C

March 14, 2000

[GRAPHIC]

RACEGATE - PREPAID RENT PER ITEM 10 OF BASIC LEASE PROVISIONS

LEASE DATED JUNE 2, 1999 AND

ADDENDUM III DATED 11/17/1999

ADDENDUM IV DATED 3/14/2000

	DATE	SUITE 250	ADD’N STE 250 11/17/99	ADD’N STE 250 3/14/00	SUITE 401	STE 304 11/17/99	SUITE 201	TOTAL
1ST MO	Aug-99	$7,872.75	0	0	$3,037.50	0	0	$10,910.25
2ND MO	Sep-99	$7,872.75	0	0	$3,037.50	0	0	$10,910.25
11th MO	Jun-00		$3,377.25	$8,125.00	0	$5,654.25	$3,450.00	$20,606.50
13TH MO	Aug-00	$8,047.70	$3,452.30	$8,287.50	$3,105.00	$5,779.90	$6,900.00	$35,572.40
14TH MO	Sep-00	$8,047.70	$3,452.30	$8,287.50	$3,105.00	$5,779.90	$6,900.00	$35,572.40
15TH MO	Oct-00	$8,047.70	$3,452.30	$8,287.50	$3,105.00	$5,779.90	$6,900.00	$35,572.40
25TH MO	Aug-01	$8,222.65	$3,527.35	$8,450.00	$3,172.50	$5,905.55	$7,038.00	$36,316.05
26TH MO	Sep-01	$8,222.65	$3,527.35	$8,450.00	$3,172.50	$5,905.55	$7,038.00	$36,316.05
27TH MO	Oct-01	$8,222.65	$3,527.35	$8,450.00	$3,172.50	$5,905.55	$7,038.00	$36,316.05
TOTAL		$64,556.55	$24,316.20	$58,337.50	$24,907.50	$40,710.60	$45,264.00	$258,092.35
PREVIOUSLY PAID								$199,754.85
ADDENDUM IV - BALANCE DUE -								$58,337.50